Exhibit 99.1
News Release
First Midwest Bancorp, Inc.			First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Michael L. Scudder
President and Chief Operating Officer
TRADED:	Nasdaq		(630) 875-7283
SYMBOL:	FMBI		www.firstmidwest.com

FIRST MIDWEST BANCORP ANNOUNCES EXPANDED EXECUTIVE MANAGEMENT GROUP

ITASCA, IL. MAY 17, 2007 - In its meeting following yesterday's annual stockholders meeting, the First Midwest Bancorp, Inc. (NASDAQ NGS: FMBI) Board of Directors elected current Chief Executive Officer John M. O'Meara to the additional office of Chairman of the Board. Former Chairman Robert P. O'Meara will continue his vital advisory role through his election to the office of Vice Chairman.

The Board of Directors also elected Michael L. Scudder to the newly created position of President and Chief Operating Officer. His new duties will embrace Finance, Compliance, Treasury, Employee Resources, Operations and Management Information. Mr. Scudder has been employed by the Company for 21 years most recently as Chief Financial Officer.

In a parallel action, First Midwest Bancorp's operating subsidiary First Midwest Bank has elected, Thomas J. Schwartz Bank President and Chief Operating Officer. Mr. Schwartz is responsible for all sales and credit administration activity of the subsidiary. Both Scudder and Schwartz will assist John O'Meara in the formulation and execution of strategy for the Company and each will report to John O'Meara.

Additionally, the Board of Directors elected Paul F. Clemens, Executive Vice President, Chief Financial Officer replacing Michael Scudder. Mr. Clemens moves up from his role as Chief Accounting Officer. He brings more than twenty years of senior financial management experience prior to joining First Midwest in 2006.

Cynthia A. Lance, a new hire for the Company, was elected to the position of Executive Vice President, Corporate Secretary to fill a vacancy which was created in the second quarter 2006. Ms. Lance joins First Midwest from a similar position with the Chicago Board of Trade and brings more than ten years of private law practice and public corporation experience.

Chairman and Chief Executive Officer O'Meara commented, "I am pleased with the confidence in me which the Board of Directors has expressed. I am also thankful for the ongoing support of Robert O'Meara in his new role as Vice Chairman. The designation of Mike Scudder as parent company President and Chief Operating Officer as well as the parallel designation of Tom Schwartz at the subsidiary level provide the first external manifestations of a rigorous succession planning process which has been underway since 2003. These veteran officers bring continuity to our transition strategy development." He continued, "Paul Clemens and Cindy Lance bring expanded capabilities to the executive management group which should serve our Company well."

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 103 offices located in 63 communities, primarily in metropolitan Chicago. First Midwest was the only bank named by Chicago magazine as one of the 25 best places to work in Chicago.

# # #

2